EXHIBIT 99.1

Atlas Acquisition Holdings Corp. Sets Date

for Special Meeting of Stockholders to Approve Extension of Date

by Which it Must Complete a Business Combination

HOBE SOUND, Fla. — January 7, 2010 — Atlas Acquisition Holdings Corp. (“Atlas”) (NYSE AMEX:AXG) (NYSE AMEX:AXG.U) (NYSE AMEX:AXG.WT) today announced that it will hold a special meeting of stockholders on January 20, 2010, at 10:30 a.m., Eastern time, to approve a proposal to amend Atlas’ certificate of incorporation to extend the date by which Atlas must complete a business combination from January 23, 2010 to February 16, 2010, before it is required to liquidate. In addition, Atlas will submit to stockholders at the special meeting a proposal to approve an amendment to the trust agreement entered into in connection with Atlas’ initial public offering to extend the date by which Atlas’ trust account must be liquidated to February 16, 2010. The special meeting of stockholders will be held at the offices of Greenberg Traurig, LLP, Atlas’ counsel, at The MetLife Building, 200 Park Avenue, New York, New York 10166. Atlas stockholders of record as of the close of business on December 30, 2009 will receive notice of and voting materials relating to the special meeting of stockholders.

About Atlas Acquisition Holdings Corp.

Atlas is a special purpose acquisition company formed in 2007 by James N. Hauslein, Chairman and Chief Executive Officer, and Gaurav V. Burman, President, for the purpose of effecting a business combination. On January 30, 2008, Atlas completed its initial public offering of 20,000,000 units for an offering price of $10.00 per unit, or an aggregate of $200,000,000. Each unit consists of one share of common stock, par value $.001, and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $7.00 commencing on the consummation of a business combination.

Additional Information and Where to Find It

In connection with the special meeting of stockholders, Atlas has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement on January 7, 2010. On January 8, 2010, Atlas will mail the definitive proxy statement to its stockholders of record on December 30, 2009. You may obtain copies of all documents filed with the SEC regarding the special meeting and the proposals to be submitted to stockholders, free of charge, at the SEC’s website (www.sec.gov).

Atlas and its directors and officers may be soliciting proxies from Atlas stockholders in favor of the proposals. Information regarding the persons who, under the rules of the SEC, are participants in the solicitation of Atlas stockholders in connection with the proposals are set forth in the definitive proxy statement filed with the SEC. You can find more information about Atlas in its filings with the SEC.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from Atlas’ stockholders. Any solicitation of proxies will be made only pursuant to the definitive proxy statement to be mailed to Atlas’ stockholders who held Atlas stock as of the record date. Atlas urges its stockholders to read the definitive proxy statement and appendices thereto because they contain important information about Atlas and the proposals to be presented at the special meeting of stockholders.

Contact:

The Blueshirt Group for Atlas Acquisition Holdings

Erica Abrams, 415-217-5864

erica@blueshirtgroup.com

Lisa Laukkanen, 415-217-4967

lisa@blueshirtgroup.com